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                                                                    Exhibit 10.7

                     LEASE AGREEMENT BETWEEN WALNUT BRIDGE
                     ASSOCIATES AND ATX TELECOMMUNICATIONS

     This lease agreement is effective as of the second day of January, 1993 (nineteen hundred and ninety three), by and between Walnut Bridge Associate, LANDLORD, and ATX Telecommunications, TENANT, whereby the Parties agree that landlord will lease to the tenant 16,000 square feet of office, storage, and telecommunications equipment space in the building situated at 2400 Walnut Street, Philadelphia, Pennsylvania, under the terms and conditions herein set forth.

     This lease shall incorporate additional lease terms of each of the three different leased spaces in this building. Lease terms shall include space location, footage, lease term, rent inception date, yearly rent, tenant improvements, optional parking, usage restrictions, use of ATX services, additional rental, and cancellation option for one space. Said terms shall be in addition to all the other terms and conditions contained in this lease.

FIRST FLOOR RENT DATA:

         a. SPACE LOCATION.   First Floor, mostly eastern most areas

         b. FOOTAGE.   About 1,000 square feet. Final footage to be determined
     at end of equipment installation but by December 31, 1994. Tenant may increase leased area, but not to exceed 2,000 square feet on first floor during term of this lease, but may not reduce the space once added.

         c. LEASE TERM.   Ten years from January 1, 1993 to December 31, 2002.

         d. RENT INCEPTION DATE.   January 1, 1994

         e. YEARLY RENTAL.   First year, during the period ending December 31,
     1993, $10.00 (ten dollars) per square foot. Subsequent years, effective January 1 of each year, rent to increase by $0.35 (thirty five cents) yearly, plus pro rata operating cost increase to a base year of 1995. Landlord can ad $0.10 (ten cents) flat rate yearly to rent in lieu of operating cost pass throughs. Each yearly rent increase, effective January 1, 1999, shall not be less than the percentage increase in the Philadelphia Urban Wage Earners CPI Index for the twelve month period ending the prior October 31.

         f. USAGE RESTRICTIONS.   To be used only for electrical, generating,
     and related equipment. and general storage. First floor space not to be used for any telecommunications or related equipment.

         g. ADDITIONAL RENTAL.   If part of this space is used for
     telecommunications or related equipment, then that part of the first floor rental shall increase to the higher of the telecommunications rental rate on the fifth floor or the then current new tenant rental at 2401 Locust Street.

FOURTH FLOOR RENT DATA:

         a. SPACE LOCATION.   Fourth floor, Western half of the floor.

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         b. FOOTAGE.   5,000 square feet.

         c. LEASE TERM.   Ten years from January 1, 1993 to December 31, 2002.

         d. RENT INCEPTION DATE.   January 1, 1993.

         e. YEARLY RENTAL.   First year, to period ending December 31, 1993,
     rent is $5.00 (five dollars) per square foot, yearly, but shall be abated to $3.75 (three dollars and seventy five cents) per square foot due to construction work.

         f. SUBSEQUENT YEARS.   Effective January 1, 1994, and January 1, 1995,
     rent to increase by $0.25 (twenty five cents) yearly per square foot from a $5.00 (five dollar) base. Therefore, rent from January 1, 1994 to December 31, 1994 to be $5.25 (five dollars and twenty five cents) per square foot. Effective January 1, 1996 rent shall be $6.00 (six dollars) per foot and shall increase each January 1 thereafter by $0.50 (fifty cents) but no less than CPI increase as in fifth floor lease.

         g. CANCELLATION OPTION.   Either landlord or tenant may terminate this
     lease as of the end of any lease year (December 31), by giving the other party ninety days advance notice.

         h. USAGE RESTRICTION.   This space is to be used only for storage.

         i. ADDITIONAL RENTAL.   If part of this space is used for any
     telecommunications related purpose, the rent for this space shall increase to the higher of the rental on the fifth floor or the rent charge to new tenants at 2401 Locust Street.

FIFTH FLOOR RENT DATA:

         a. SPACE LOCATION.   Fifth floor, entire floor.

         b. FOOTAGE.   10,000 (ten thousand) square feet.

         c. LEASE TERM.   Ten years from January 1, 1993 to December 31, 2002.

         d. RENT INCEPTION DATE.   January 1, 1995.

         e. YEARLY RENTAL.   First two and one half years rental, for calendar
     year 1993, 1994, and the first half of 1995, which rent is being waived in consideration of the terms and special agreements of this lease, the rent is as follows:

        1993 rental = $15.00 (fifteen dollars) per square foot
        1994 rental = $15.65 (fifteen dollars and sixty five cents) per square foot
        1995 rental = $16.30 (sixteen dollars and thirty cents) per square foot

     Rental for each year, starting January 1, 1996 and running until the end of the lease term, shall increase yearly on its January 1 anniversary by the greater of:

               1. $0.50 (fifty cents) per square foot, plus at landlord's option either $0.15 (fifteen cents) or actual pro rata operating cost increase from prior year; or

               2. the yearly percentage increase in the Philadelphia Urban Wages CPI index or its successor, as multiplied against the prior year's rent, for the twelve

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         month period ending each preceding October 30, but not to exceed 5%
         during the initial ten year term of this lease.

         f. USAGE RESTRICTIONS.   Can use for any telecommunications usage,
     offices, storage, or any other reasonable usage.

     Specific Alterations and Improvements:   Tenant is responsible for all
additional alterations or improvements which tenant wishes to make to the leased premises. However. prior to making any changes or alterations or performing any work on the leased premises, tenant will submit to landlord the full information, plans, and/or specifications of all work which tenant would like to perform. All work is subject to the advance written approval of landlord, although landlord's approval of non-structural work shall not be unreasonably withheld.

     Tenant will provide landlord with proper certificates of insurance and will hold landlord completely harmless for all work, injuries to workmen, full payment to all contractors and workmen, and for any other manner of liability for which landlord could or does become liable by reason of any work performed on or about tenant's premises. At the end of the lease term, tenant will return premises to landlord in the same condition as it is at inception of the lease (in addition to alterations approved by landlord), reasonable wear with good maintenance and care, expected,

     Tenant, will install the following improvements in the building, primarily for its own needs, but which may also be utilized by the building for use by itself and other tenants.

     1. All new windows as approved by landlord and similar to these at 2401 Locust Street on floors 4, 5, and 6, including all necessary masonry alterations and repairs.

     2. A new electrical transformer of 1,000 KVA capacity.

     3. A 120 ton rooftop cooling tower with piping from it to the middle of the 3, 4, 5, and 6th floors.

     4. Installation of a new roof after completion of work in the roof area.

     5. A security system to prevent unauthorized entry to the upper three floors.

     6. A suitable lobby entrance for the upper three floors.

     These improvements shall at all times remain on property of Walnut Bridge, but shall be used and maintained by the tenant during the term of this lease.

     Expected Improvements by Tenant:   Tenant may, with the reasonable approval
of the landlord do the following:

         1. install a generator on the first floor for backup power.

         2. Renovate the fifth floor for telephone switching and related telecommunications uses with adjoining office or conference room spaces, including kitchen and bathrooms. Such renovations may include electrical, plumbing, conduit, carpentry, masonry, new interior walls, painting, and other related work that is customary and necessary for such usage, provided that work does not interfere with the use of other floors in the building. Where such work goes to other floors, like piping, wiring, and

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     conduit, tenant shall be liable for the footage and locations of such facilities in the amount they diminish the rental area and value of such other floors. All improvements shall, at lease termination, at landlord's option, each remain with the building or be removed by the tenant.

         3. Run underground conduit and entrance facilities through the front, rear, and side of or beneath said building to connect to or construct under or above ground conduit or wiring for the reasonable purpose of connecting facilities in said building with conduits and wiring in other locations, including but not limited to 2401 Locust Street, Wittel, or other lines in the rear railroad rights of way, conduits or lines of PECO, Western Union, Bell Atlantic, and other Telecommunications vendors. The placement and appearance of such lines and conduits shall be subject to landlord's reasonable approval for the appearance, safety, and locations of said line.

         4. Install conduits and wiring that may be extended, connected, and run through the building to connect to the Telecommunications facilities of the tenant and other potential providers or tenants, subject to landlord's approval of the reasonable locations of such facilities. Tenant shall pay landlord for the space used by such facilities in areas not leased by the tenant. Charges to the tenant shall not be based on feet of conduit used, but only for square footage of floor space used or rendered unusable because of use by or for tenant.

     Use of Premises:   Tenant is leasing the within premises for various
individual and restricted uses above described. Tenant shall not use these premises for any other purpose without the advance written consent of landlord, which consent landlord is not be obliged to give. Tenant shall use the premises during normal business hours, except the telecommunications usage shall be round the clock. Tenant shall at all times maintain premises in a clean and safe manner and in compliance with all governmental safety codes, ordinances and common practices. Tenant will be liable to landlord for any damage or destruction to premises, whether from fire, accident, or any other cause and, not caused by landlord's negligence. Tenant shall make sure that no damage, abuse, misuse, nuisance, or other inappropriate acts are committed on the premises and will immediately repair and restore the premises if any such acts occur. In the event of failure of tenant to perform such repairs in a speedy and workmanlike manner, landlord may charge tenant for the full cost of such work and arrange for such work to be done.

     It is the understanding and agreement in this lease, between landlord and tenant, that subject to landlord's reasonable approval, which shall not be unreasonably denied and must be quickly given, that tenant shall be allowed to occupy the spaces in said building in a manner for it to best operate its telecommunications business and install all manner of equipment, wiring, and perform alterations to that use. It is agreed that tenant shall rent the entire fifth floor of 10,000 (ten thousand) square feet and shall rent whatever space it requires for equipment and cabling on the first floor. It shall be allowed to run wiring, piping, and conduit through the second, third, fourth, and fifth floors and pay for the space it uses or makes unusable for full use by others on these floors.

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     Tenant and University City Housing Company will jointly rent the 10,000
(ten thousand) square foot on the fourth floor, at said building for use as storage space. It is agreed that tenant shall have the option of taking over the University City Housing half of said space at any time University City Housing decides to vacate said space. Tenant shall also have, at all times, the right but not the obligation to lease all other space at Walnut Bridge, when such space becomes available for rental or is vacant, at the rents agreed in this lease for the fifth floor or as to the third floor only if it so exists, then at such higher rent as the landlord may be able to obtain or have offered to it.

     Tenant shall have priority right to lease up to 25 parking spaces at the standard rent.

     Use of Each Others' Employees and Supplies.   It is mutually agreed between
the parties that they may require the service of employees who work for the other party, including but not limited to building renovation and maintenance, equipment installation, telecommunication services, leasing, sales, etc. Either party may employ the services of the others' employees provided they pay the actual cost for such employees' time. This also applies to supplies, equipment, or inventory of each other.

     Non-Compete; Exclusivity and Abatement:   Landlord hereby agrees not to
lease space to any other telecommunications carrier for use as a switching facility or for use primarily as a long distance carrier without the prior approval of tenant or the request by tenant to enter into such lease. In addition, landlord agrees that it will not for its own use or benefit install any switching or related telecommunications facilities or equipment on said premises that compete with the business of tenant. Landlord also agrees to permit tenant to assign all its rights to any successor or company with whom it is merged or acquired. In addition, landlord agrees to enable tenant to recover its cost for the Improvements and equipment that will be installed by and are needed by tenant for its own benefit by granting it a full rental abatement for two and one half years for the rent on the fifth floor, from January 1, 1993 to June 30, 1995.

     Landlord has agreed to the above and to additional special considerations and significant rent abatement, and to agreements which effectively restrict use of the property to tenant's requirements even though tenant only is leasing 15% of landlord's property, and to exclusively use, offer, or sell the services of tenant where such are available and not to compete with switching facilities such as those used by tenant. In consideration of the above and other agreements by landlord, tenant agrees that during the duration of its lease at Walnut Bridge and any extension thereof, it will sell to landlord all services which tenant offers to the public or to others at its direct lowest incurred cost of each product or service, and to calculate cost per minute or actual cost for other products it sells, all plus a marks-up of 10% (ten percent) to include administrative and billing . The cost for long distance usage shall typically be the cost of local access, plus allocated fibre costs between locations unless otherwise agreed. Where it would be difficult to determine exact costs, tenant and landlord will work to determine reasonable estimated costs. Tenant and landlord agree to estimate such costs based on total or average usage for such items or, whom practical, to estimate costs based on

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percentage of time to designated areas, like the Bell Atlantic region, or mid
Atlantic corridor, etc.

     It is also agreed that any other tenant at this property, excluding ATX, shall be considered a tenant and a customer of landlord and all business of said customer shall be considered as communications business of the landlord and where such customer is directly billed by ATX, landlord shall be entitled to receive, at its option (and in consideration of using estimating to reasonably compute ATX costs), monthly, quarterly or yearly, any revenues received by ATX from such customer above its cost plus 10% (ten percent) formula as herein above described.

     Landlord shall reasonably establish with ATX a mutually acceptable way of determining which customers belong to landlord because:

         1. they are tenants at the property;

         2. they are customers whose business is significantly acquired by the efforts of landlord or landlord's agents or employees; and

         3. they have chosen to be customers of the landlord.

     This agreement to use ATX serves shall apply both to landlord or to any entity which is principally owned by or for the benefit of one or more of the children whose trusts or partnerships are the limited partners of Walnut Bridge Associates.

     Landlord may identify that it is selling or using ATX services. When so doing, it must use the same logos, colors, or related ATX identification and cannot develop its own, except as agreed with tenant.

     Subletting:   Tenant shall not sublet, underlet, give and divide, or
re-lease these premises or any signage thereof to any other party or for any other purposes than stated herein without the advance written consent and within the sole discretion of landlord. The financial strength and history of maintaining their office and rented space shall be critical factors in any sublet evaluation by landlord. It is anticipated that in any re-rental, ATX will assign the entirety of its lease to another comparable user which will operate this facility in the manner herein described such as through a merge or sale of ATX. If tenant wishes to sublet its leased space, other than as in preceding sentence, landlord shall have the option, but not obligation, to terminate this lease for the space being offered for subletting.

     Inspection and Access to Premises: Landlord shall at all reasonable times have access to leased premises when accompanied by an officer or other available employee (as designated by officer) or tenant for purpose of performing maintenance or repairs, inspections, showing premises to inspectors, appraisers, etc., and for showing premises to prospective tenants if tenant is in default of the lease or does not exercise a renewal option.

     Condemnation or Taking By a Public Authority:   If all or any part of the
within leased premises are condemned for any public purpose, landlord shall not be responsible for any damages or losses suffered by tenant as result of any condemnation for public

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purposes. If all of the premises shall be condemned for public purposes then the tenant will terminate as of the date of condemnation. If only part of the premises is condemned and the remainder of the premises is reasonably useable for tenant's purpose, then the lease will not be terminated, but the rent and other charges payable hereunder shall equitably abate.

     Casualty or Fire:   Landlord shall not be liable to any way to tenant for
any losses or damages suffered through any casualty or fire or to the leased promises or in any way to the business of tenant, especially but not only since tenant is installing most of the mechanical systems and being responsible for their operation. In the event of a partial or total destruction of said premises, the rent herein stated shall be abated as the portion of the premises and for the period of time which those premises cannot be used by the tenant for the purposes herein stated. If landlord is not able to or does not rebuild, repair, or restore the damaged premises to condition that existed before such damage or destruction within a period of nine months from the date of its occurrence, then both tenant and landlord shall each have the option to terminate this lease as of the end of such nine month period or as of date landlord notifies tenant that such timely restoration will not take place.

     Insurance and Indemnity:   Tenant shall at all times maintain landlord as
an additional insured at no extra cost to landlord, on all liability and umbrella insurance policies which it maintains for the benefit of these premises and furnish landlord with certificate(s) of insurance showing such coverage. Tenant shall maintain no less than $20,000,000 of such public liability policies at all times for the leased premises and for any and all work performed thereon, with landlord as an additional insured at all times on all such policies. Tenant shall be fully liable for all injuries suffered on premise by its employees, customers, visitors, or others.

BUILDING OPERATING COSTS:

     Utilities.   Tenant to pay all utilities expenses for all its leased space including all electric, heat, air conditioning, telephone, gas, water and sewer, and any other utilities used on or about the leased premises, and for all repairs to all mechanical, plumbing, HVAC, fire suppression or alarms, security devices, electrical, telecommunication, or any other equipment on or about these premises, and including any leak or damage to roof since tenant has undertaken so much work thereon and has workman who will regularly traverse; or bring equipment thereon.

     Cleaning.   Tenant will be responsible for cleaning the leased space.

     Other Building Expenses:   Landlord shall be responsible for all other
building operating expenses, including but not limited to real estate taxes, property insurance, elevators, building's mechanical equipment not installed or contracted for by tenant, management, etc., except for the utility, cleaning, and other expenses as above set forth.

     Method of Rental Payment:   Tenant shall pay the yearly rental in twelve
equal advance monthly installments during the term of this lease and all extensions thereof. The rent for July 1995 shall be due no later than July 1, 1995 and each successive

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monthly payment shall also be due the first day of each calendar month. Tenant will pay a late fee of (5) five percent on all rents not received by landlord by the fifth day of each month, and a late fee of (10) ten percent on all rents not received by the tenth day of the month. All rents to be sent to the office of University City Housing Company, 1062 Lancaster Avenue, Rosemont, PA 19014, Suite 617. All checks to be made out to Walnut Bridge Associates.

     Default and Eviction:   Tenant shall be in default under this lease if:

         a. Tenant fails to pay any sum due under thin lease for a period or more then ten (10) days, after written notice of non-payment is received by tenant; or

         b. Tenant fails to perform in any other term of this lease and such failure continues for more than twenty (20) days after written notice is received by tenant, and the failure by tenant to observe or perform any of the covenants, conditions, or provisions of this lease to be observed or performed by the tenant, where such failure shall continue for a period of twenty (20) days after written notice thereof by landlord to tenant; provided, however, that if the nature of the tenant's default or failure to pay or perform is such that more than thirty (30) days are reasonably required for its cure, then tenant shall not be deemed to be in default if tenant commences such care within thirty (30) day period and thereafter diligently prosecutes such cure to completion; or

         c. Tenant files a petition for bankruptcy or has such a petition flied against it and such petition is not dismissed or terminated within sixty
     (60) days.

     In the event of any such default, landlord may at its option give five days' notice to tenant after which landlord may, either:

               1. Repossess premises and/or file an eviction action with or without terminating the lease and relet the premises and apply the rent to amounts owed by tenant; or

               2. Terminate the lease, repossess the premises and recover from tenant all sums required to be paid up to the time of repossession, together with the value of all other rent required to be paid under the terms of the lease in excess of the reasonable rental value of the premises.

GENERAL PROVISIONS:

         a. NOTICES.   All notices and demands which may or are to be required
     or permitted to be given by either party to the other hereunder shall be in writing. All notices and demands by the landlord to the tenant shall be sent by United States mail, postage paid, addressed to the tenant at the premises, or to such other places as tenant may be from time to time designate in a notice to the landlord. All notices and demands by the tenant to the landlord shall be sent by United Stales mail, prepaid postage, addressed to the landlord at the office of the building, or to such other person or place as the landlord may from time to time designate in a notice to the tenant.

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         b. RECORDATION.   Neither landlord nor tenant shall record this lease
     or a short form memorandum hereof without the prior written consent of the other party, which shall not be withheld unreasonably.

         c. QUIET POSSESSION.   Upon tenant paying the rent reserved hereunder
     after observing and performing all of the covenants, conditions, and provisions on tenant's part to be observed and performed hereunder, tenant shall have quiet possession of the premises for the entire term hereof, subject to all of the provisions of the lease.

         d. PRIOR AGREEMENTS.   This lease contains all of the agreements of the
     parties hereto with respect to any matter covered or mentioned in this lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provisions of this lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This lease shall not be effective or binding on any party until fully executed by both parties hereto.

         e. SUBORDINATION, ATTORNMENT.   Upon the request of the landlord,
     tenant will in writing subordinate its right hereunder to the lien of any first mortgage or first deed of trust to any bank, insurance company, or other lending institution, now or hereafter in force against the land and building of which the premises are a part, and upon any building hereafter placed upon the land of which the premises are a part and to all advances made or hereafter to be made upon the security thereof.

         In the event any proceedings are bought for the foreclosures or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the landlord covering the premises, tenant shall attorn to the purchase upon any such foreclosure or sale and recognize such purchaser as the landlord under this the provisions of this article to the contrary notwithstanding, and so long as the tenant is not in default hereunder, this lease shall remain in full force and effect for the full term hereof.

         f. SECURITY DEPOSIT.   Tenant is to give landlord a security deposit of
     $50,000.00 (fifty thousand dollars). This money is repayable in full to tenant at lease expiration, provided tenant has returned premises to landlord in substantially the same condition as at lease inception, reasonable wear and tear excepted. Tenant will be liable for any alterations to the premises from lease inception date, that require restoration to approximately prior condition for landlord to reasonably re-rent the premises, and be responsible for the removal of all equipment, alterations, improvements, conduits, etc., which landlord wants removed.

     Landlord agrees that this fifty thousand dollars shall be considered a damage deposit only and shall not be construed as any money of advance rental payment.

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     IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first above written, and expressly intended to be legally bound hereby.

LANDLORD:



                  /s/ MICHAEL KARP
-----------------------------------------------------   -----------------------------------------------------
                       Witness                                              /s/ WITNESS
                    Michael Karp
                   General Partner


TENANT:


                  /s/ MICHAEL KARP                                                /s/ WITNESS
-----------------------------------------------------    -----------------------------------------------------
               ATX Telecommunications                                               Witness
               Michael Karp, President


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